Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Maiden Holdings, Ltd.

Hamilton, Bermuda

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2013, relating to the consolidated financial statements, the effectiveness of Maiden Holdings, Ltd.’s internal control over financial reporting, and schedules of Maiden Holdings, Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Sincerely,

/s/ BDO USA, LLP

New York, New York

November 8, 2013